Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of SoundHound AI, Inc. (“SoundHound” or the “Company”) has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of SoundHound and LivePerson, Inc. (“LivePerson” or the “Target”), adjusted to give effect to the LivePerson Merger (as defined below). The unaudited pro forma condensed combined financial information of SoundHound also gives effect to the acquisition of Interactions Corporation (“Interactions”) that occurred on September 3, 2025 but was not reflected in the historical financial information of SoundHound for a full fiscal year.

Description of the Acquisitions

On April 21, 2026, SoundHound, LivePerson and Lightspeed Merger Sub, Inc., an indirect, wholly owned subsidiary of SoundHound (“Merger Sub I”) entered into a Merger Agreement (the “Original Merger Agreement”), which was subsequently amended and restated on July 2, 2026, among SoundHound, LivePerson, Merger Sub I and Lightspeed Merger Sub II, Inc., an indirectly, wholly owned subsidiary of SoundHound (“Merger Sub II”) (the Original Merger Agreement, as amended and restated, the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub I will be merged with and into LivePerson (the “First Merger”), with LivePerson surviving the First Merger as an indirect, wholly owned subsidiary of SoundHound and, immediately following the First Merger, Merger Sub II will be merged with and into LivePerson (the “Second Merger,” and together with the First Merger, collectively the “LivePerson Merger”), with LivePerson surviving the Second Merger as an indirect, wholly owned subsidiary of SoundHound. Also on April 21, 2026, concurrently with the execution of the Original Merger Agreement, SoundHound entered into a Notes Restructuring Agreement (the “Notes Restructuring Agreement”, together with the Merger Agreement, collectively, the “Transaction Agreements”) with LivePerson and the Secured Holders (as defined below), pursuant to which, and on the terms and subject to the conditions thereof, among other things, the Secured Holders have agreed to release and deem satisfied the Secured Notes for the consideration contemplated thereby.

The Merger Agreement provides for a two-step transaction for holders of LivePerson common stock.

●	First, all shares of LivePerson common stock other than shares listed on the Tel Aviv Stock Exchange Ltd. (the “non-TASE Shares”) will be cancelled and converted into the right to receive the consideration described below, while the shares listed on the Tel Aviv Stock Exchange Ltd., (the “TASE Shares”) will remain issued and outstanding.

●	Second, the TASE Shares will automatically be converted into the right to receive cash consideration, except for TASE Shares held by holders or beneficial owners of TASE Shares who (i) do not vote in favor of the merger proposal, (ii) properly demand appraisal of their shares of LivePerson Common Stock, (iii) continuously hold or beneficially own such shares through TASECH from the date of making the demand through the effective time of the Second Merger, (iv) otherwise comply with Section 262 of the DGCL and (v) do not withdraw or otherwise lose their appraisal rights. The Company expects all TASE Shares to be converted into cash consideration, except to the extent any TASE Shares are paid through the appraisal process.

Under the terms of the Transaction Agreements, total consideration consisted of the following:

i.	Shares of SoundHound Class A common stock issued to holders of LivePerson’s First Lien Convertible Senior Notes due 2029 and 10.0% Second Lien Senior Subordinated Secured Notes (collectively, the “Secured Notes,” and the holders of such Secured Notes, the “Secured Holders”) equal to approximately $178.0 million and $83.2 million (the “First and Second Lien Stock Consideration”), respectively, each divided by the SoundHound Closing Stock Price.

ii.	Consideration issued to holders of LivePerson common stock with an aggregate value of $42.8 million (the “Shareholder Consideration Amount”), subject to adjustment for LivePerson’s closing cash balance relative to a $74.0 million minimum cash threshold, divided by the SoundHound Closing Stock Price (the “Closing Merger Consideration”), and settled as follows:

a.	shares of SoundHound Class A common stock issued to holders of the non-TASE Shares,

b.	cash consideration to holders of the TASE Shares, subject to a cap of $7.5 million.

iii.	Replacement restricted stock units (RSUs) and cash-settled awards issued to continuing LivePerson employees in exchange for outstanding unvested equity awards. All out-of-the-money stock options and warrants were cancelled at closing for no consideration.

The SoundHound Closing Stock Price is determined based on the average of the daily volume-weighted average prices of a share of SoundHound Common Stock on each of the ten consecutive trading days ending on and including the trading day that is three trading days prior to the closing date, subject to a collar of $7.00 (floor) and $12.00 (cap) per share. SoundHound retains the right to substitute cash in lieu of all or a portion of the stock consideration payable to Secured Note holders.

As of March 31, 2026, LivePerson had approximately $20.1 million in aggregate principal amount of 0% Convertible Notes due 2026 outstanding. Pursuant to the Merger Agreement, LivePerson is required to use commercially reasonable best efforts to retire these notes at or prior to closing.

The determination of estimated preliminary consideration under GAAP and the preliminary purchase price allocation, including the fair value of assets acquired and liabilities assumed, are accounted for as a business combination under ASC 805, Business Combinations, and are discussed in Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements included herein.

Description of Interactions Acquisition during the year ended December 31, 2025

On September 3, 2025, SoundHound completed its acquisition of Interactions (the “Interactions Acquisition”, “Acquisition”), pursuant to the terms of the Agreement and Plan of Merger entered into by and among SoundHound, Iris Merger Sub, Inc., Interactions Corporation and Shareholder Representative Services LLC. The transaction included cash paid to selling shareholders, repayment of Interactions’ outstanding debt at closing, payment of seller transaction expenses, customary cash holdbacks, and contingent earnout consideration tied to specified future milestones. On the acquisition date, each outstanding share of Interactions’ capital stock, stock options, warrants to purchase Interactions’ capital stock, and treasury stock were cancelled and extinguished without any present or future right to receive any consideration with the exception of certain shares of Interactions’ preferred stock that were converted into the right to receive the consideration defined above.

Other Information

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical consolidated balance sheets of SoundHound and LivePerson, giving effect to the acquisition as if it had occurred on March 31, 2026. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, and the year ended December 31, 2025, assumes that the LivePerson Merger and the Interactions Acquisition (the “Transactions”) occurred as of January 1, 2025, and combines the historical results of SoundHound, Interactions, and LivePerson giving pro forma effect for the periods then ended.

The unaudited pro forma condensed combined financial information is derived from the historical financial information of SoundHound, Interactions, and LivePerson, and should be read in conjunction with the following information:

●	the historical audited consolidated financial statements of SoundHound for the year ended December 31, 2025, included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2026,

●	the historical unaudited condensed consolidated financial statements of SoundHound for the three months ended March 31, 2026, included in its Quarterly Report on Form 10-Q filed with the SEC on May 11, 2026,

●	the historical audited consolidated financial statements of LivePerson for the year ended December 31, 2025, included in its Annual Report on Form 10-K filed with the SEC on March 16, 2026,

●	the historical unaudited condensed consolidated financial statements of LivePerson, Inc. for the three months ended March 31, 2026, included in its Quarterly Report on Form 10-Q filed with the SEC on May 8, 2026,

●	the historical unaudited financial information of Interactions for the period from January 1, 2025 to September 2, 2025, which is derived from the historical unaudited pro forma condensed combined statement of operations of SoundHound for the nine months ended September 30, 2025, that are included as Exhibit 99.3 in the Company’s Report on Form 8-K/A filed with the SEC on November 17, 2025.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The transaction accounting adjustments are based on available information and assumptions that the Company’s management believes are reasonable. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The LivePerson Merger is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final acquisition accounting may be material.

SOUNDHOUND AI, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

(in thousands)

SoundHound Consolidated Balance Sheet Line Items	SoundHound Historical	LivePerson Historical As Adjusted (Note 2)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$215,642	$101,499	$(54,751)	4(a), 4(b), 4(c)	$262,390
Accounts receivable, net of allowances	30,068	25,664	—		55,732
Contract assets and unbilled receivable, net	32,752	3,365	—		36,117
Other current assets	10,343	15,417	—		25,760
Total current assets	288,805	145,945	(54,751)		379,999
Restricted cash equivalents, non-current	676	—	—		676
Right-of-use assets	5,920	72	—		5,992
Property and equipment, net	2,863	4,616	—		7,479
Goodwill	122,277	184,540	(32,538)	4(d)	274,279
Intangible assets, net	172,036	13,502	104,498	4(e)	290,036
Deferred tax asset	28	4,533	—		4,561
Contract assets and unbilled receivable, non-current, net	34,067	—	—		34,067
Other non-current assets	18,279	104,374	(104,098)	4(f), 4(g)	18,555
Total assets	$644,951	$457,582	$(86,889)		$1,015,644

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,048	$4,357	$—		$12,405
Accrued liabilities	29,321	47,661	(2,138)	4(c), 4(h), 4(i)	74,844
Operating lease liabilities	2,751	87	—		2,838
Finance lease liabilities	289	—	—		289
Income tax liability	2,812	—	—		2,812
Deferred revenue	28,509	57,987	—		86,496
Other current liabilities	1,557	20,428	(20,071)	4(c)	1,914
Total current liabilities	73,287	130,520	(22,209)		181,598

Operating lease liabilities, net of current portion	3,186	—	—		3,186
Deferred revenue, net of current portion	6,756	—	—		6,756
Long-term debt	—	373,723	(373,723)	4(c)	—
Contingent acquisition liabilities, net of current portion	87,334	—	—		87,334
Income tax liability, net of current portion	1,379	—	—		1,379
Deferred tax liability	2,209	4,199	—		6,408
Other non-current liabilities	10,134	636	—		10,770
Total liabilities	$184,285	$509,078	$(395,932)		$297,431

Stockholders’ equity (deficit):
Series A Preferred Stock	—	—	—		—
Class A Common Stock	37	173	(169)	4(j)	41
Class B Common Stock	3	—	—		3
Treasury stock, at cost	—	(3)	3	4(j)	—
Additional paid-in capital	1,442,560	1,023,338	(758,688)	4(j)	1,707,210
Accumulated deficit	(982,094)	(1,067,321)	1,060,214	4(j)	(989,201)
Accumulated other comprehensive income (loss)	160	(7,683)	7,683	4(j)	160
Total stockholders’ equity (deficit)	$460,666	$(51,496)	$309,043		$718,213
Total liabilities and stockholders’ equity (deficit)	$644,951	$457,582	$(86,889)		$1,015,644

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

SOUNDHOUND AI, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2025
(in thousands, except share and per share data)

SoundHound Consolidated Income Statement Line Items	SoundHound Historical	Interactions Historical & Transaction Accounting (Note 3)	LivePerson Historical As Adjusted (Note 2)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
Revenues	$168,920	$42,781	$243,742	$—		$455,443
Operating expenses:
Cost of revenues	97,369	15,391	74,818	7,600	4(k)	195,178
Sales and marketing	61,640	6,103	78,223	(17,300)	4(l)	128,666
Research and development	98,250	2,416	68,645	(15,934)	4(m)	153,377
General and administrative	82,188	12,912	44,676	7,107	4(i)	146,883
Change in fair value of contingent acquisition liabilities	(163,127)	—	—	—		(163,127)
Amortization of intangible assets	15,872	3,827	709	15,634	4(k)	36,042
Restructuring	—	—	11,667	—		11,667
Impairment of goodwill	—	—	41,595	(41,595)	4(p)	—
Impairment of intangibles and other assets	—	—	2,108	—		2,108
Total operating expenses	192,192	40,649	322,441	(44,488)		510,794
Loss from operations	(23,272)	2,132	(78,699)	44,488		(55,351)

Other income (expense), net:
Gain on troubled debt restructuring	—	—	27,720	(27,720)	4(q)	—
Interest expense	(670)	—	(31,530)	31,530	4(n)	(670)
Other income (expense), net	14,668	288	18,728	(13,202)	4(o)	20,482
Total other income (expense), net	13,998	288	14,918	(9,392)		19,812
Loss before provision (benefit) for income taxes	(9,274)	2,420	(63,781)	35,096		(35,539)
Provision (benefit) for income taxes	4,732	—	3,452	—		8,184
Net loss	$(14,006)	$2,420	$(67,233)	$35,096		$(43,723)

Net loss per share:
Basic	$(0.03)				4(r)	$(0.10)
Diluted	$(0.28)				4(r)	$(0.32)

Weighted-average common shares outstanding:
Basic	405,421,412				4(r)	448,054,712
Diluted	409,456,342				4(r)	452,089,642

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

SOUNDHOUND AI, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2026
(in thousands, except share and per share data)

SoundHound Consolidated Income Statement Line Items	SoundHound Historical	LivePerson Historical As Adjusted (Note 2)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
Revenues	$44,195	$56,956	$—		$101,151
Operating expenses:
Cost of revenues	30,453	16,599	1,900	4(k)	48,952
Sales and marketing	19,215	14,200	(4,100)	4(l)	29,315
Research and development	26,200	15,436	(3,788)	4(m)	37,848
General and administrative	25,676	12,300	—		37,976
Change in fair value of contingent acquisition liabilities	(39,392)	—	—		(39,392)
Amortization of intangible assets	4,714	172	3,914	4(k)	8,800
Total operating expenses	66,866	58,707	(2,074)		123,499
Loss from operations	(22,671)	(1,751)	2,074		(22,348)

Other income (expense), net:
Interest expense	(71)	(8,252)	8,252	4(n)	(71)
Other income (expense), net	(1,488)	1,501	(1,116)	4(o)	(1,103)
Total other income (expense), net	(1,559)	(6,751)	7,136		(1,174)
Loss before provision for income taxes	(24,230)	(8,502)	9,210		(23,522)
Provision for income taxes	798	325	—		1,123
Net loss	$(25,028)	$(8,827)	$9,210		$(24,645)

Net loss per share:
Basic	$(0.06)			4(r)	$(0.05)
Diluted	$(0.11)			4(r)	$(0.10)

Weighted-average common shares outstanding:
Basic	421,472,827			4(r)	464,106,127
Diluted	429,783,201			4(r)	472,416,501

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The historical financial information of SoundHound, Interactions and LivePerson has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Transactions in accordance with generally accepted accounting principles (“GAAP”), based on the assumptions and adjustments that are described in the accompanying notes.

The LivePerson Merger has been accounted for as a business combination in accordance with the acquisition method of accounting under GAAP. Under this method of accounting, SoundHound has been determined to be the accounting acquirer and LivePerson to be the accounting acquiree. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination are measured and recognized at fair value as of the acquisition date. The excess of the consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The final purchase price allocation could differ materially from the preliminary allocation used in the transaction accounting adjustments as the final allocation may include changes in allocations to intangible assets as well as goodwill.

The unaudited pro forma condensed combined financial information includes certain reclassifications to conform LivePerson’s and Interactions’ historical accounting presentation to SoundHound’s accounting presentation.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to the LivePerson Merger, as if the Merger had been completed on March 31, 2026 and combines the unaudited condensed consolidated balance sheet of SoundHound as of March 31, 2026 with LivePerson’s unaudited condensed consolidated balance sheet as of March 31, 2026.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the three months ended March 31, 2026 give effect to the LivePerson Merger as if it had occurred on January 1, 2025, the first day of SoundHound’s fiscal 2025, and combines the historical results of SoundHound, Interactions, and LivePerson. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the audited consolidated statement of operations of SoundHound for the year ended December 31, 2025 with LivePerson’s audited consolidated statement of operations for the year ended December 31, 2025 and Interactions’ unaudited consolidated statement of operations from January 1, 2025 to September 2, 2025. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the unaudited condensed consolidated statement of operations of SoundHound for the three months ended March 31, 2026 with LivePerson’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2026.

The pro forma financial information reflects transaction accounting adjustments that management believes are necessary to present fairly SoundHound’s pro forma results of operations and financial position following the closing of the LivePerson Merger as of and for the periods indicated. The pro forma adjustments, which SoundHound believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The actual results of operations of the combined company will likely differ, perhaps materially, from the pro forma amounts reflected herein due to a variety of factors. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the transactions based on information available to management at this time, and that the pro forma transaction accounting adjustments give effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the LivePerson Merger.

No deferred tax liability has been recorded with respect to the basis differences associated with the identifiable intangible assets recognized in the transaction because the Company has sufficient net operating loss carryforwards to offset the related deferred tax effects. Accordingly, no pro forma balance sheet adjustment has been reflected for such intangible assets. The preliminary purchase price allocation in the unaudited pro forma information reflects a full valuation allowance against the acquired U.S. federal and state net deferred tax assets, including net operating loss carryforwards, as the realization of the full amount of these acquired net deferred tax assets is uncertain, and reflects the carryover of deferred tax balances of foreign jurisdictions which do not carry a full valuation allowance.

Income tax expense reflects the combined historical income tax provisions of LivePerson and SoundHound. This presentation assumes that the existing full valuation allowance will continue to be maintained and, therefore, no incremental tax benefit or other pro forma tax adjustment has been reflected in the unaudited pro forma condensed statement of operations. Management has not completed its analysis of the tax impact of the LivePerson Merger on the combined company. Upon consummation of the LivePerson Merger, SoundHound will perform a comprehensive analysis of the tax impact of the LivePerson Merger on the combined company with full information. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma financial statements depending on post-business combination activities.

Note 2 — Reclassification Adjustments

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in SoundHound’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2026 and SoundHound’s audited annual financial statements as of and for the year ended December 31, 2025. Certain reclassifications are reflected in the unaudited pro forma condensed combined balance sheet and statement of operations to conform presentation between SoundHound and LivePerson. These reclassifications have no effect on previously reported assets, liabilities, stockholders’ equity (deficit) and net loss of SoundHound or LivePerson. Upon consummation of the LivePerson Merger, SoundHound will perform a comprehensive review of LivePerson’s accounting policies. As a result of that review, SoundHound may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined consolidated financial statements.

Refer to the table below for a summary of identified reclassification adjustments made to present LivePerson’s consolidated balance sheet as of March 31, 2026, to conform presentation to that of SoundHound (in thousands):

LivePerson Consolidated Balance Sheet Line Items	SoundHound Consolidated Balance Sheet Line Items	LivePerson Historical	Reclassification Adjustments	Note	LivePerson Historical (Adjusted)
Current assets:	Current assets:
Cash and cash equivalents	Cash and cash equivalents	$101,499	$—		$101,499
Accounts receivable, net of allowances	Accounts receivable, net of allowances	29,029	(3,365)	(d)	25,664
Prepaid expenses and other current assets	Other current assets	15,417			15,417
	Contract assets and unbilled receivable, net		3,365	(d)	3,365
Total current assets	Total current assets	145,945	—		145,945
	Right-of-use assets		72	(a)	72
Property and equipment, net	Property and equipment, net	87,858	(83,242)	(e)	4,616
Goodwill	Goodwill	184,540			184,540
Intangible assets, net	Intangible assets, net	13,502			13,502
Deferred tax asset	Deferred tax asset	4,533			4,533
Contract acquisition costs, net	Other non-current assets	20,856			20,856
Other assets	Other non-current assets	348	83,170	(a), (e)	83,518
Total assets	Total assets	$457,582	$—		$457,582

Current liabilities:	Current liabilities:
Accounts payable	Accounts payable	4,357			$4,357
Accrued expenses and other current liabilities	Accrued liabilities	48,105	(444)	(b), (c)	47,661
	Operating lease liabilities		87	(c)	87
Deferred revenue	Deferred revenue	57,987			57,987
	Other current liabilities		357	(b)	357
Current portion of long-term debt	Other current liabilities	20,071			20,071
Total current liabilities	Total current liabilities	130,520	—		130,520
Senior notes, net of current portion	Long-term debt	373,723			373,723
Deferred tax liability	Deferred tax liability	4,199			4,199
Other liabilities	Other non-current liabilities	636			636
Total liabilities	Total liabilities	$509,078	$—		$509,078

Stockholders’ equity (deficit)	Stockholders’ equity (deficit):
Common stock	Class A Common Stock	173			173
Treasury stock	Treasury stock, at cost	(3)			(3)
Additional paid-in capital	Additional paid-in capital	1,023,338			1,023,338
Accumulated deficit	Accumulated deficit	(1,067,321)			(1,067,321)
Accumulated other comprehensive income (loss)	Accumulated other comprehensive income (loss)	(7,683)			(7,683)
Total stockholders’ equity	Total stockholders’ equity	$(51,496)	$—		$(51,496)
Total liabilities and stockholders’ equity	Total liabilities and stockholders’ equity	$457,582	$—		$457,582

(a)	Reclassification of LivePerson’s historical right-of-use assets of $0.1 million from other assets to right-of-use assets within SoundHound’s balance sheet.

(b)	Reclassification of LivePerson’s historical other current liabilities of $0.4 million from accrued expenses and other current liabilities to other current liabilities within SoundHound’s balance sheet.

(c)	Reclassification of LivePerson’s historical lease liabilities of $0.1 million from accrued expenses and other current liabilities to operating lease liabilities within SoundHound’s balance sheet.

(d)	Reclassification of LivePerson’s historical unbilled receivables of $3.4 million from accounts receivable, net of allowances to contract assets and unbilled receivable, net within SoundHound’s balance sheet.

(e)	Reclassification of LivePerson’s historical internal-use software development costs of $83.2 million from property and equipment to other non-current assets within SoundHound’s balance sheet.

Refer to the table below for a summary of identified reclassification adjustments made to present LivePerson’s consolidated statement of operations for the year ended December 31, 2025, to conform presentation to that of SoundHound (in thousands):

LivePerson Consolidated Statement of Operations Line Items	SoundHound Consolidated Statement of Operations Line Items	LivePerson Historical	Reclassification Adjustments	Note	LivePerson Historical (Adjusted)
Revenues	Revenues	$243,742			$243,742
Costs, expenses and other:	Operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	Cost of revenues	69,392	5,426	(a)	74,818
Sales and marketing	Sales and marketing	75,800	2,423	(a)	78,223
Product development	Research and development	54,706	13,939	(a)	68,645
General and administrative	General and administrative	44,441	235	(a)	44,676
	Amortization of intangible assets	—	709	(a)	709
Restructuring costs	Restructuring	11,667			11,667
Depreciation and amortization		22,732	(22,732)	(a)	—
Impairment of goodwill	Impairment of goodwill	41,595			41,595
Impairment of intangibles and other assets	Impairment of intangibles and other assets	2,108			2,108
Total operating expenses	Total operating expenses	322,441	—		322,441
Loss from operations	Loss from operations	(78,699)	—		(78,699)

LivePerson Consolidated Statement of Operations Line Items	SoundHound Consolidated Statement of Operations Line Items	LivePerson Historical	Reclassification Adjustments	Note	LivePerson Historical (Adjusted)
Other income (expense), net	Other income (expense), net
Gain on troubled debt restructuring	Gain on troubled debt restructuring	27,720			27,720
Interest expense	Interest expense	(31,530)			(31,530)
Interest income		4,751	(4,751)	(b)	—
Other income (expense), net	Other income (expense), net	13,977	4,751	(b)	18,728
Total other income (expense), net	Total other income (expense), net	14,918	—		14,918
Loss before provision for income taxes	Loss before provision (benefit) for income taxes	(63,781)			(63,781)
Provision for income taxes	Provision (benefit) for income taxes	3,452			3,452
Net loss	Net loss	$(67,233)	$—		$(67,233)

(a)	Reclassification of $22.7 million of historical LivePerson’s depreciation and amortization to cost of revenues, sales and marketing, general and administrative, research and development, and amortization of intangible assets within SoundHound’s statement of operations line items.

(b)	Reclassification of $4.8 million of historical LivePerson’s interest income from interest income to other income, net within SoundHound’s statement of operations line item.

Refer to the table below for a summary of identified reclassification adjustments made to present LivePerson’s consolidated statement of operations for the three months ended March 31, 2026, to conform presentation to that of SoundHound (in thousands):

LivePerson Consolidated Income Statement Line Items	SoundHound Consolidated Income Statement Line Items	LivePerson Historical	Reclassification Adjustments	Note	LivePerson Historical (Adjusted)
Revenue	Revenues	$56,956			$56,956
Costs, expenses and other:	Operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	Cost of revenues	15,525	1,074	(a)	16,599
Sales and marketing	Sales and marketing	13,770	430	(a)	14,200
Product development	Research and development	12,180	3,256	(a)	15,436
General and administrative	General and administrative	12,120	180	(a)	12,300
	Amortization of intangible assets		172	(a)	172
Depreciation and amortization expense		5,112	(5,112)	(a)	—
Total operating expenses	Total operating expenses	58,707	—		58,707
Loss from operations	Loss from operations	(1,751)	—		(1,751)

Other income (expense), net:	Other income (expense), net:
Interest expense	Interest expense	(8,252)			(8,252)
Interest income		503	(503)	(b)	—
Other income (expense), net	Other income (expense), net	998	503	(b)	1,501
Total other income (expense), net	Total other income (expense), net	(6,751)	—		(6,751)
Loss before provision (benefit) for income taxes	Loss before provision (benefit) for income taxes	(8,502)			(8,502)
Provision for income taxes	Provision for income taxes	325			325
Net loss	Net loss	$(8,827)	$—		$(8,827)

(a)	Reclassification of LivePerson’s historical depreciation and amortization of $5.1 million to cost of revenues, sales and marketing, general and administrative, research and development, and amortization of intangible assets within SoundHound’s statement of operations line items.

(b)	Reclassification of LivePerson’s historical interest income of $0.5 million from interest income to other income, net within SoundHound’s statement of operations line item.

Note 3 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2025, pertaining to the Interactions Acquisition

The statement of operations information for Interactions from September 3, 2025 to December 31, 2025, is already included in SoundHound’s historical fiscal year 2025 results. The transaction accounting adjustments for the Interactions Acquisition in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are intended to derive pro forma financial information from January 1, 2025 to September 2, 2025, as if the Interactions Acquisition closed on January 1, 2025, as follows:

	January 1, 2025 to September 2, 2025
	(in thousands)
	Interactions Historical (unaudited)	Interactions Transaction Accounting Adjustments	Note	Interactions Historical & Transaction Accounting Adjustments
Revenues	$42,781	$—		$42,781
Operating expenses:
Cost of revenues	20,323	(4,932)	3(a), 3(b)	15,391
Sales and marketing	6,426	(323)	3(b)	6,103
Research and development	2,416	—		2,416
General and administrative	12,912	—		12,912
Amortization of intangible assets	37	3,790	3(a)	3,827
Total operating expenses	42,114	(1,465)		40,649
Income from operations	667	1,465		2,132

Other income (expense), net:
Interest expense	(4,060)	4,060	3(c)	—
Other income (expense), net	1,380	(1,092)	3(d)	288
Total other income (expense), net	(2,680)	2,968		288
Loss before provision (benefit) for income taxes	(2,013)	4,433		2,420
Provision (benefit) for income taxes	(629)	629	3(e)	—
Net loss	(1,384)	3,804		2,420
Net loss attributable to non-controlling interest	(276)	276	3(f)	—
Net loss attributable to Interactions	$(1,108)	$3,528		$2,420

(a)	Reflects the elimination of Interactions’ historical amortization expense and the recognition of new amortization expense related to the acquired identifiable intangible assets based on the fair value as of the acquisition date. Amortization expense is calculated based on the fair value of each of the identifiable intangible assets and the associated useful lives.

The acquired intangible assets have been amortized using a straight-line method based on their estimated useful lives as if the Acquisition had been completed on January 1, 2025.

Intangible assets acquired	For the period from January 1, 2025 to September 2, 2025	Estimated useful life
	(in thousands)	(in years)
Trademark/Trade name	$267	2
Customer relationships	3,560	5
Developed technology	1,600	5
Total amortization expense for acquired intangible assets	$5,427

Adjustment to Cost of revenues —

For the period from January 1, 2025 to September 2, 2025
(in thousands)
Amortization expense for acquired intangible assets (developed technology)	$1,600
Elimination of historical Interactions’ intangible asset amortization expense	—
Net adjustment to cost of revenues	$1,600

Adjustment to Amortization of intangible assets —

For the period from January 1, 2025 to September 2, 2025
(in thousands)
Amortization expense for acquired intangible assets (customer relationships and trademark/trade name)	$3,827
Elimination of historical Interactions’ intangible asset amortization expense	(37)
Net adjustment to amortization of intangible assets	$3,790

(b)	Reflects the elimination of historical deferred commission amortization and capitalized contract expense from sales and marketing expenses, and historical amortization of capitalized software development costs from Cost of revenues.

For the period from January 1, 2025 to September 2, 2025
(in thousands)
Sales and marketing	$(323)
Cost of revenues	(6,532)

(c)	Reflects the reduction of $4.1 million in historical interest expense related to the settlement of Interactions’ debt at closing.

(d)	Reflects an adjustment to eliminate the historical fair value adjustments of warrant liabilities extinguished as a result of the Acquisition, resulting in a reduction of $1.1 million of historical gains.

(e)	Reflects the elimination of $0.6 million of tax benefit. Prior to the acquisition, Interactions held interest in a partnership and recorded a deferred tax liability associated with the outside basis difference and recorded the corresponding deferred tax expense/benefit as a result of changes to the deferred tax liability. However, upon the Acquisition, the partnership became a single member LLC and the deferred tax liability is no longer needed. Accordingly, no deferred tax expense/benefit would be recorded.

(f)	Reflects the elimination of $0.3 million of loss, from earnings attributable to non-controlling interest due to changes in Interactions’ ownership structure.

Note 4 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations — LivePerson Merger

The estimated preliminary consideration of $271.8 million was determined by reference to the fair value of SoundHound’s common stock on June 25, 2026 of $6.21 per share. The calculation of estimated preliminary consideration is as follows:

Estimated Preliminary Consideration

	Shares	Per Share	Total
	(In thousands, except share and per share amounts)
Estimated SoundHound shares issued for settlement of Secured Notes(1)	37,316,495	$6.21	$231,735
Estimated SoundHound shares issued to holders of non-TASE Shares(2)	5,086,246	6.21	31,586
Estimated replacement equity awards for LivePerson’s equity awards(3)	176,136	6.21	995
Estimated equity consideration for LivePerson’s equity awards settled(4)	54,423	6.21	338
Estimated cash consideration to holders of TASE Share(5)			7,181
Total			$271,835

(1)	SoundHound expects the Secured Notes to be entirely settled in shares of Class A Common Stock. As such, estimated preliminary consideration is equal to the fair value of shares issued to holders of the Secured Notes based on the Total Consideration for the First and Second Lien Secured Notes each divided by the $7.00 floor price as follows:

Description	First Lien	Second Lien	Total
Total Consideration	$178,007,734	$83,207,733	$261,215,467
Divided by floor price	$7.00	$7.00
Shares to be issued	25,429,676	11,886,819	37,316,495
Multiplied by fair value per share	$6.21	$6.21
Total fair value of shares issued	$157,918,288	$73,817,146	$231,735,434

(2)	Common stock consideration is computed based on the Shareholder Consideration Amount of $42.8 million divided by the $7.00 floor multiplied by the quotient of the fully diluted non-TASE Shares divided by the fully diluted shares of LivePerson common stock issued and outstanding, rounded to the nearest whole share.

(3)	Certain equity awards of LivePerson will be replaced by SoundHound equity awards. The pre-combination portion of such equity awards represents estimated preliminary consideration. There was no incremental post-acquisition expense in excess of that recorded in the historical financial statements of SoundHound as a result of the replacement equity awards. We have adjusted replacement equity award consideration down by $0.1 million, but not shares, to reflect the fair value of estimated forfeitures.

(4)	Certain Board of Directors’ and vested equity awards of LivePerson will be settled in shares of SoundHound common stock. Such settlement of equity awards represents estimated preliminary consideration.

(5)	Cash consideration to TASE shareholders amounting to $7.2 million is computed by the lower of (a) $7.5 million, and (b) the Closing Merger Consideration multiplied by the 10-day VWAP stock price of $6.84 estimated as of June 25, 2026, and further multiplied by the quotient of the fully diluted TASE Shares divided by the fully diluted shares of LivePerson common stock issued and outstanding. The maximum amount of cash that can be granted to TASE shareholders is $7.5 million.

The final shares and total estimated preliminary consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the SoundHound common stock price up to the closing date of the LivePerson Merger.

The Company has assumed that the 2026 Notes will be settled by LivePerson in cash prior to close. There exists a remote possibility that the 2026 Notes may be assumed by the Company and in that case, there will be no impact on consideration transferred and goodwill.

The SoundHound Closing Stock Price was determined based on the average of the daily volume-weighted average price of SoundHound Common stock for each of the ten consecutive trading days ending on and including the trading day that is three trading days prior to the closing date, subject to a collar of $7.00 (floor) and $12.00 (cap) per share. June 25, 2026 was determined to be the most recent practicable date prior to the effective date. As such, June 25, 2026 was the last day of this ten-day volume-weighted period, in which the stock price was determined.

A sensitivity analysis on the SoundHound share price was performed to assess the impact on purchase consideration at each end of the collar, or $7 per share and $12 per share, and a change of 30% on the closing date share price of $6.21 estimated as of June 25, 2026, as this represents a reasonable range for share price based on recent volatility. Purchase consideration will not be impacted by stock price volatility within the collar when SoundHound Closing Stock Price and closing date share price match. If the closing share price falls below the floor, purchase consideration will decrease ratably by the shortfall of the share price against the floor. Likewise, if the share price exceeds the cap, purchase consideration will increase ratably by the excess of the share price over the cap. The impact to purchase consideration from LivePerson equity awards when considering a 30% range of outcomes, is immaterial, and has been excluded from the share price sensitivity analysis below.

The following table shows the change in stock price and estimated consideration when no cash is paid to TASE shareholders:

SoundHound Closing Stock Price	Number of Shares	Share Price (June 25, 2026 +/- 30%)	Fair Value of Shares Issued (Consideration)	Impact on Purchase Consideration
	(In thousands, except share and per share amounts)
Floor – $7 (with a 30% increase in share price)	43,428,571	$8.07	$350,469	$78,634
Floor – $7 (with a 30% decrease in share price)	43,428,571	$4.35	$188,914	$(82,921)
Cap – $12 (with a 30% increase in share price)	25,333,334	$8.07	$204,440	$(67,395)
Cap – $12 (with a 30% decrease in share price)	25,333,334	$4.35	$110,220	$(161,615)

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of LivePerson are recognized and measured as of the acquisition date at fair value and added to those of SoundHound. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the LivePerson Merger. The final determination of the purchase price allocation, upon the completion of the LivePerson Merger, will be based on LivePerson’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of LivePerson based on LivePerson’s consolidated balance sheet as of March 31, 2026, with cash and cash equivalents adjusted for $13.5 million of expected transaction costs by LivePerson, with the excess recorded to goodwill.

As of March 31, 2026
(in thousands)
Total preliminary purchase consideration	$271,835

Cash and cash equivalents	$53,928
Accounts receivable	25,664
Contract assets and unbilled receivables	3,365
Prepaid expenses and other current assets	15,417
Intangible assets(1)	118,000
Property and equipment(2)	4,616
Right-of-use assets	72
Deferred tax assets(3)	4,533
Other assets	276
Total assets acquired	$225,871
Accounts payable	$4,357
Accrued expenses and other current liabilities	38,416
Deferred revenue	57,987
Other current liabilities	357
Deferred tax liabilities(3)	4,199
Operating lease liabilities	87
Other liabilities	635
Total liabilities assumed	$106,038
Preliminary fair value of net assets acquired	$119,833
Estimated goodwill(4)	$152,002

(1)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value	Estimated Useful Life
	(in millions)
Developed technology	$38.0	5 Years
Customer relationships	76.0	5 Years
Trademark/Trade Name	4.0	3.5 Years

The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the LivePerson Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

(2)	Property and equipment consists primarily of computer equipment, for which the carrying value is assumed to approximate fair value.

(3)	The preliminary purchase price allocation in the unaudited pro forma information reflects a full valuation allowance against the acquired U.S. federal and state net deferred tax assets, including net operating loss carryforwards, as the realization of the full amount of these acquired net deferred tax assets is uncertain. The preliminary purchase price allocation reflects the carryover of deferred tax balances of foreign jurisdictions which do not carry a full valuation allowance. This determination is preliminary and subject to change based upon the final determination of the fair value of identified assets and liabilities.

(4)	Goodwill represents the excess of consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of SoundHound and LivePerson. Goodwill recorded in the LivePerson Merger is not expected to be deductible for tax purposes.

The adjustments related to the acquisition of LivePerson included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 and unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, and the year ended December 31, 2025 are as follows:

(a)	Reflects the preliminary purchase consideration of $7.2 million to be settled in cash to holders of the TASE Shares.

(b)	Reflects the expected $13.5 million of transaction costs incurred by LivePerson, which are expected to be paid by LivePerson prior to closing of the LivePerson Merger in accordance with the Merger Agreement.

(c)	Reflects LivePerson’s settlement of the 2026 Notes prior to the acquisition close date for $20.1 million of cash from current portion of long-term debt, along with $373.7 million of Secured Notes settled from long-term debt in shares of SoundHound Common Stock. Also includes the $14.0 million of cash paid by LivePerson for the $6.6 million of excess cash to settle the Secured Notes and the $7.4 million of accrued interest on the Secured Notes.

Expected Settlement of LivePerson Debt	For the three months ended March 31, 2026
(in thousands)
Excess Cash paid by LivePerson to settle Secured Notes	$(6,636)
Cash paid by LivePerson for accrued interest	(7,363)
Cash paid by LivePerson to settle 2026 Notes	(20,071)
Total adjustment to cash and cash equivalents	$(34,070)

Settlement of accrued interest – accrued liability account	$(7,363)
Settlement of 2026 Notes	$(20,071)
Settlement of Secured Notes	$(373,723)

(d)	Reflects the elimination of LivePerson’s historical goodwill and the recognition of the preliminary estimate of Goodwill based on the preliminary purchase price allocation. The difference between the preliminary consideration and preliminary identifiable net assets acquired is recorded as estimated goodwill. Goodwill in the acquisition is not expected to be deductible for tax purposes. Refer above for further details related to the preliminary purchase price allocation.

As of March 31, 2026
(in thousands)
Elimination of LivePerson’s historical goodwill	$(184,540)
LivePerson Merger goodwill recognized	152,002
Net adjustment to goodwill	$(32,538)

(e)	Reflects the elimination of LivePerson’s historical intangible assets and the recognition of the preliminary estimated fair value of intangible assets acquired in the LivePerson Merger.

As of March 31, 2026
(in thousands)
Fair value of intangible assets acquired	$118,000
Elimination of LivePerson’s historical intangible assets, net	(13,502)
Net adjustment to intangible assets, net	$104,498

SoundHound determined a preliminary fair value estimate of intangible assets resulting from the preliminary fair value allocation of purchase price. The intangible assets included the following:

Intangible assets acquired	Fair Value	Estimated useful life
	(in thousands)	(in years)
Trademark/trade name	$4,000	3.5
Customer relationships	76,000	5
Developed technology	38,000	5
Total fair value of acquired intangible assets	$118,000

(f)	Reflects elimination of $20.9 million of LivePerson’s historical contract acquisition costs from other non-current assets, that were not assets as defined by ASC 805 and are considered to be a part of the fair value of customer relationships intangible asset.

(g)	Reflects elimination of $83.2 million of LivePerson’s historical internal-use software development costs.

(h)	Reflects elimination of $1.9 million LivePerson’s historical warrants balance as all warrants are cancelled or extinguished upon the LivePerson Merger.

(i)	Reflects the total expected transaction costs of $7.1 million incurred by SoundHound through the transaction date on the condensed consolidated balance sheet and on the condensed consolidated statement of operations during the year ended December 31, 2025.

(j)	The following table summarizes the transaction accounting adjustments impacting the equity balances of LivePerson, as well as new equity issued as consideration for the Merger (in thousands):

	Adjustments to LivePerson historical equity(1)	Purchase consideration(2)	Transaction costs(3)	Total Transaction Accounting Adjustments
Adjustment to Treasury Stock	$3	$—	$—	$3
Adjustment to Class A Common Stock	(173)	4	—	(169)
Adjustment to Accumulated other comprehensive loss	7,683	—	—	7,683
Net Adjustment to Additional paid-in capital	(1,023,338)	264,650	—	(758,688)
Net Adjustment to Accumulated deficit	1,067,321	—	(7,107)	1,060,214
Net Adjustment to Stockholders’ equity	$51,496	$264,654	$(7,107)	$309,043

(1)	Represents the elimination of LivePerson’s historical equity balances as of March 31, 2026

(2)	Reflects the preliminary equity purchase consideration of $264.7 million as estimated on June 25, 2026. This includes the issuance of 42.6 million Common Shares at $.0001 Par Value.

(3)	Reflects expected acquiror transaction costs of $7.1 million.

(k)	Reflects the elimination of LivePerson’s historical amortization expense and the recognition of new amortization expense related to the acquired identifiable intangible assets based on their estimated fair value on the acquisition date. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful lives.

The acquired intangible assets have been amortized using a straight-line method based on their estimated useful lives as if the LivePerson Merger had been completed on January 1, 2025.

Intangible assets acquired	For the three months ended March 31, 2026	For the year ended December 31, 2025	Estimated useful life
	(in thousands)	(in thousands)	(in years)
Trademark/trade name	$286	$1,143	3.5
Customer relationships	3,800	15,200	5
Developed technology	1,900	7,600	5
Total amortization expense for acquired intangible assets	$5,986	$23,943

Adjustment to Cost of revenues —

	For the three months ended March 31, 2026	For the year ended December 31, 2025
	(in thousands)	(in thousands)
Amortization expense for acquired intangible assets (developed technology)	$1,900	$7,600
Adjustment to cost of revenues	$1,900	$7,600

Adjustment to Amortization of intangible assets —

	For the three months ended March 31, 2026	For the year ended December 31, 2025
	(in thousands)	(in thousands)
Amortization expense for acquired intangible assets (customer relationship and trademark/trade name)	$4,086	$16,343
Elimination of LivePerson’s historical intangible asset amortization expense	(172)	(709)
Net adjustment to amortization of intangible assets	$3,914	$15,634

(l)	Reflects the elimination of LivePerson’s historical amortization of contract acquisition costs of $4.1 million and $17.3 million, for the three months ended March 31, 2026, and the year ended December 31, 2025, respectively, that were not assets as defined by ASC 805.

(m)	Reflects the elimination of LivePerson’s historical amortization of internal-use software development costs of $3.8 million and $15.9 million, for the three months ended March 31, 2026, and the year ended December 31, 2025, respectively.

(n)	Reflects the reduction of $8.3 million and $31.5 million in historical interest expense for the three months ended March 31, 2026, and the year ended December 31, 2025, respectively, related to the settlement of LivePerson’s debt at closing.

(o)	Reflects the elimination of LivePerson’s historical gain on the change in fair value of debt warrants of $1.1 million and $13.2 million for the three months ended March 31, 2026, and the year ended December 31, 2025, respectively.

(p)	Reflects the elimination of $41.6 million of LivePerson’s historical impairment of goodwill for the year ended December 31, 2025.

(q)	Reflects the elimination of $27.7 million of LivePerson’s historical gain on troubled debt restructuring for the year ended December 31, 2025 associated with the troubled debt restructuring associated with the issuance of the Second Lien Notes.

(r)	Reflects the pro forma basic and diluted net loss per share attributable to the combined entity’s common stockholders presented in conformity with the two-class method required for participating securities as a result of the pro forma adjustments. The two-class method requires income available to common stockholders for the period to be allocated between shares of common stock and participating securities; however, no allocation has been made because the participating securities are not participating in losses.

The pro forma basic net loss per share attributable to the combined entity’s common stockholders is calculated using the historical basic weighted average shares of SoundHound’s common stock outstanding, adjusted for the additional new shares of SoundHound common stock issued to consummate the LivePerson Merger, assuming the shares were issued and outstanding as of January 1, 2025. Pro forma diluted net loss per share attributable to the combined entity’s common stockholders is calculated using the historical diluted weighted average shares of SoundHound Common Stock outstanding.

Pro forma earnings per share computation for the three months ended March 31, 2026:

For the three months ended March 31, 2026
(in thousands, except share and per share data)
Pro forma net loss attributable to common stockholders	$(24,645)
Weighted average shares outstanding – basic	464,106,127
Pro forma net loss per share – basic	$(0.05)

Pro forma net loss attributable to common stockholders	$(24,645)
Effect of potentially dilutive equivalent shares to net income (loss)	(22,504)
Net loss attributable to common stockholders – diluted	$(47,149)
Weighted average shares outstanding – diluted	472,416,501
Pro forma net loss per share – diluted	$(0.10)

Pro forma weighted average shares outstanding – basic
SoundHound historical, March 31, 2026	421,472,827
LivePerson Merger share consideration transferred	42,633,300
Pro forma weighted average shares outstanding – basic	464,106,127

Pro forma weighted average shares outstanding – diluted
SoundHound historical, March 31, 2026	429,783,201
LivePerson Merger share consideration transferred	42,633,300
Pro forma weighted average shares outstanding – diluted	472,416,501

Pro forma earnings per share computation for the year ended December 31, 2025:

For the year ended December 31, 2025
(in thousands, except share and per share data)
Pro forma net loss attributable to common stockholders	$(43,723)
Weighted average shares outstanding – basic	448,054,712
Pro forma net loss per share – basic	$(0.10)

Pro forma net loss attributable to common stockholders	$(43,723)
Effect of potentially dilutive equivalent shares to net income (loss)	(99,512)
Net loss attributable to common stockholders – diluted	$(143,235)
Weighted average shares outstanding – diluted	452,089,642
Pro forma net loss per share – diluted	$(0.32)

Pro forma weighted average shares outstanding – basic
SoundHound historical, December 31, 2025	405,421,412
LivePerson Merger share consideration transferred	42,633,300
Pro forma weighted average shares outstanding – basic	448,054,712

Pro forma weighted average shares outstanding – diluted
SoundHound historical, December 31, 2025	409,456,342
LivePerson Merger share consideration transferred	42,633,300
Pro forma weighted average shares outstanding – diluted	452,089,642